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                                                                    Exhibit 21.1


List of subsidiaries for NMT Medical, Inc.:

NMT Heart, Inc.
NMT Investments Corp.
Nitinol Medical Technologies FSC, Inc.
Nitinol Medical Technologies International B.V.
NMT NeuroSciences (International), Inc.
NMT NeuroSciences (US), Inc.
NMT NeuroSciences (IP), Inc.
NMT NeuroSciences Holdings (UK) Limited
NMT NeuroSciences Holdings B.V.
NMT NeuroSciences (UK) Limited*
Spembly Medical Ltd.*
Spembly Cryosurgery Ltd.*
Swedemed AB*
NMT NeuroSciences (Belgium) SA
NMT NeuroSciences Instruments B.V.
NMT NeuroSciences Holdings (France) SA
NMT NeuroSciences (Hong Kong) Limited
NMT NeuroSciences GmbH
NMT Innovasive Systems, Inc.
NMT NeuroSciences (Spain) SA
NMT NeuroSciences Implants (France) SA
NMT NeuroSciences Instruments (France) SARL

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* Sold to Integra Neurosciences Holdings (UK) Ltd. on April 5, 2000.